The information in the preliminary prospectus supplement (as supplemented by this supplement) is not complete and may be amended. We may not sell these securities until we deliver a final prospectus supplement and accompanying prospectus. The preliminary prospectus supplement (as supplemented by this supplement) is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)5
File Number 333-140273 and 333-140273-01
First National Master Note Trust
Issuing Entity

First National Funding LLC	First National Bank of Omaha
Depositor	Sponsor, Bank and Servicer
$600,000,000 Class A Series 2009-1 Asset Backed Notes

Supplement, dated May 29, 2009 (subject to completion)
to
Preliminary Prospectus Supplement, dated May 26, 2009 (subject to completion)
to
Prospectus dated May 26, 2009

This Supplement should be read in conjunction with the Preliminary Prospectus Supplement, dated May 26, 2009, and the Prospectus, dated May 26, 2009.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved these notes or determined that the prospectus supplement (as supplemented by this supplement) or the prospectus that accompanies the prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The Preliminary Prospectus Supplement referenced above is hereby modified and supplemented as described in this supplement. References to page numbers are to the page numbers in the Preliminary Prospectus Supplement referenced above.
Front Cover Page:
•	The total principal amount of the Class A Series 2009-1 Asset Backed Notes indicated on the top of the front cover page is modified to read: $600,000,000.

•	The row titled “Principal amount” is modified to read:

Class A Notes
Principal amount	$600,000,000
•	The first sentence following the above table is modified to read: “The issuing entity will also issue $112,500,000 Class B notes, $49,342,000 Class C notes and $27,632,000 Class D notes as part of Series 2009-1.
Summary of Terms:
•	The Initial Collateral Amount in the table under “Summary of Terms” on page S-1 is modified to read: “$789,474,000.”

•	The column titled “Amount” in the table under “Summary of Terms – Series 2009-1” on page S-1 is modified to read:

Class	Amount
Class A notes	$600,000,000
Class B notes	112,500,000
Class C notes	49,342,000
Class D notes	27,632,000

Total	$789,474,000

•	The row titled “Initial Principal Amount” in the table under “Summary of Terms – Offered Notes” on page S-2 is modified to read:

Class A
Initial Principal Amount:	$600,000,000

S-1

Structural Summary:
•	The fourth sentence under “Structural Summary – Servicing and Servicer’s Fee” on page S-10 is modified to read: “However, the servicing fee for the first monthly period will be based on the number of days in the first monthly period and will be equal to approximately $964,913.”
Description of Series Provisions:
•	The last sentence of the first paragraph under “Description of Series Provisions – Servicing Compensation and Payment of Expenses” on page S-46 is modified to read: “However, the monthly servicing fee allocable to your series for the first distribution date will equal approximately $964,913.”

•	The first sentence of the second paragraph under “Description of Series Provisions – Servicing Compensation and Payment of Expenses” on page S-46 is modified to read: “If the interchange allocated to Series 2009-1 for a monthly period is less than (a) 1/12 of 1.50% of (b) the collateral amount of the Series 2009-1 notes as of the last day of the preceding monthly period (or, with respect to the first distribution date, approximately $723,685), then such deficiency will be subtracted from the monthly fee payable to the servicer, so long as First National Bank of Omaha or the indenture trustee is the servicer.”
Back Cover Page:
•	The total principal amount of the Class A Notes indicated on the back cover page is modified to read: “600,000,000.”

S-2